Exhibit 99.1

                         THIRD WAVE TECHNOLOGIES [LOGO]

Contact:
Rod Hise
Third Wave Technologies
(608) 663-4010

For Immediate Release

             Third Wave, Mitsubishi Announce Japanese Joint Venture
                            for Personalized Medicine

MADISON,  Wis. and TOKYO,  April 5, 2006--Third Wave  Technologies Inc. (Nasdaq:
TWTI) and Mitsubishi Corporation today announced that Third Wave has formed a joint venture with Mitsubishi to accelerate the development and commercialization of clinical molecular diagnostic products and pharmacogenetics in Japan and throughout the Asia-Pacific region.

      Third Wave Japan now will accelerate and expand the development of high-value clinical products for the Japanese molecular diagnostic market, in particular, and the approval of those products by the Japanese Pharmaceuticals and Medical Devices Agency, or PDMA. Products for hepatitis B and C viral load and genotyping, human papilloma virus, and mycobacterium are in development. In addition to these infectious disease products, Third Wave Japan anticipates developing pharmacogenetic products to improve drug safety and efficacy. Third Wave will have worldwide rights outside the Asia-Pacific region to any new technology or product developed by Third Wave Japan.

      Third Wave began to establish its presence in the Japanese clinical market in 2000. Third Wave Japan and Mitsubishi expect to work together to accelerate the penetration of Invader(R) products in Asia-Pacific clinical laboratories, particularly in Japan. Third Wave Japan expects to leverage Mitsubishi's strength and expertise in the Asia-Pacific health care market to help expand Third Wave's reach in the region.

      The joint venture is being formed through Mitsubishi's minority investment in Third Wave Japan. Upon closing of the investment, Mitsubishi will own approximately 14% of Third Wave Japan. CSK Holdings Corporation, through its new subsidiary CSK Institute for Sustainability, Ltd., is also investing and will own approximately 3% of Third Wave Japan. The transaction is expected to close during April 2006.

      Mitsubishi Corporation is one of Japan's largest companies, generating more than $160 billion in revenues in 2005. Mitsubishi has made selective investments during the past several years as it has positioned itself as a global player in biotechnology. The CSK

Institute of Sustainability is a newly formed subsidiary of CSK Holdings focused on personalized medicine. CSK also has made a number of successful investments in the biotechnology field in recent years, focusing on personalized medicine, in particular.

      "We are delighted to be partnering with Third Wave in Japan during this period of rapid change in the Japanese medical scene, during which technology advancement is opening new opportunities in diagnostics," said Tsunehiko Yanagihara, general manager of Mitsubishi Corporation's Life Sciences Business Unit.

      "Third Wave and our Invader chemistry have earned a strong reputation in Japan and elsewhere in the region, and we look forward to building on the relationship we have established with Mitsubishi to accelerate our growth in Asia-Pacific's clinical molecular diagnostics market," said Kevin T. Conroy, president and chief executive officer of Third Wave. "The commitment made by Mitsubishi and CSK to accelerated commercialization our Invader chemistry to the clinical market in the region, demonstrated by their investments in Third Wave, should be influential as we seek to aggressively expand our market position."

      Third Wave has a long history of innovation in Japan that is founded in its collaboration with Dr. Yusuke Nakamura of the RIKEN Institute/University of Tokyo, which dates back to 2000. Dr. Nakamura, widely regarded as one of the world's leading genetic researchers, led Japan's Millennium Project large-scale genotyping initiative and was the principal contributor of the International HapMap Project. Third Wave supported Dr. Nakamura on these and other efforts. In addition, Third Wave has had, since 2000, a product development and commercialization agreement with BML Inc. of Tokyo, a major clinical reference laboratory in Japan.

About Third Wave Technologies

      Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader(R) chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose and research use only reagents for nucleic acid analysis. For more information about Third Wave and our products, please visit the company's website at www.twt.com.

About Mitsubishi Corporation

      Mitsubishi Corporation is Japan's largest general trading company (sogo shosha) with over 200 bases of operations in approximately 80 countries worldwide. Together with its over 500 group companies, Mitsubishi employs a multinational workforce of approximately 48,000 people. Mitsubishi has long been engaged in business with customers around the world in virtually every industry, including energy, metals, machinery, chemicals, food and general merchandise including forest products. For more information visit www.mitsubishicorp.com

All statements in this news release that are not historical are forward- looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and its competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in Third Wave's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.


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